UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

MANNING & NAPIER FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Last week, Class S shareholders in the funds listed below were mailed a proxy statement which requests shareholders to approve a 12b-1 Plan which would introduce a 12b-1 fee of 0.25% on those funds. At the same time, other changes, including elimination of the current Shareholder Services Fee, are planned so that implementation of the 12b-1 fee will not increase the cost of the Series to shareholders. In fact, for some funds, the total cost will decrease.

Full details of the proposal, including the other planned changes to fees and expenses, are described in the proxy statement, which can be found at https://proxyonline.com/docs/manningandnapier2018.pdf.

We wanted to share this information with you in case you receive questions from your clients about the proposal. Please feel free to reach out to your Manning & Napier representative with any questions.

Class S Series in Proxy:

Core Bond Series

Disciplined Value Series

Equity Income Series

High Yield Bond Series

International Series

Pro-Blend® Conservative Term Series

Pro-Blend® Moderate Term Series

Pro-Blend® Extended Term Series

Pro-Blend® Maximum Term Series

Real Estate Series

Strategic Income Moderate Series

Unconstrained Bond Series